UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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Summit Hotel Properties, Inc.
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SUMMIT HOTEL PROPERTIES, INC.

12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Summit Hotel Properties, Inc. (the “Company”) will be held on Monday, June 16, 2014 at 3:00 p.m., Central Time, at the Company’s principal executive office, 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738, for the following purposes:

1.              To elect to the Board of Directors the five nominees named in the attached proxy statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.              To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.              To hold an advisory vote on executive compensation; and

4.              To transact such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting.  Only stockholders of record as of the close of business on April 16, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly.  If you vote by proxy, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng
Vice President,
General Counsel and Secretary

Austin, Texas

April 30, 2014

SUMMIT HOTEL PROPERTIES, INC.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
(512) 538-2300

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors (the “Board”) of Summit Hotel Properties, Inc., a Maryland corporation, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for its Annual Meeting of Stockholders to be held on June 16, 2014, at 3:00 p.m., Central Time, at the Company’s principal executive office, 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738, and at any adjournments or postponements thereof (the “Annual Meeting”).  These materials were first made available to stockholders on April 30, 2014.  Unless the context requires otherwise, references in this proxy statement to “Summit,” “we,” “our,” “us” and the “Company” refer to Summit Hotel Properties, Inc. and its consolidated subsidiaries.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders.  All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email.  Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice of Internet Availability.  Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact or other means of communication.  They will not receive any additional compensation for these activities.  Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners.  We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.  Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process.  If so, we will pay the proxy solicitor reasonable and customary fees.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us.  The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Summit Contact Information

The mailing address of our principal executive office is 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738, and our main telephone number is (512) 538-2300.  We maintain an Internet website at www.shpreit.com.  Information at or connected to our website is not and should not be considered part of this proxy statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Q:                                   On what am I voting?

A:                                   You are being asked to vote on the following proposals:

•                  the election of the director nominees named in this proxy statement (Proposal No. 1);

•                  the ratification of Ernst & Young (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 2); and

•                  the approval, on an advisory (non-binding) basis, of our named executive officers’ compensation (Proposal No. 3).

Q:                                   Who can vote?

A:                                   Holders of our common stock as of the close of business on the record date, April 16, 2014, are entitled to vote, either in person or by proxy, at the Annual Meeting.  Each share of our common stock has one vote.

Q:                                   How do I vote?

A:                                   By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares in one of the following ways:

•                  by telephone;

•                  by Internet; or

•                  by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded.  If you wish to vote by telephone or Internet, please follow the instructions that are included in the Notice of Internet Availability and the proxy card.  If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares will be voted according to the choices that you specify.

If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•                  FOR the election of all director nominees named in this proxy statement (Proposal No. 1);

•                  FOR the ratification of E&Y as our registered independent public accounting firm for the fiscal year ending December 31, 2014 (Proposal No.2); and

•                  FOR the approval, on an advisory non-binding basis, of our named executive officers’ compensation (Proposal No. 3).

We do not expect that any other matters will be brought before the Annual Meeting.  However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.  If an issue should arise for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to attend the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on April 16, 2014.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to those shares.

Q:                                   May I change or revoke my vote?

A:                                   Yes.  You may change your vote or revoke your proxy at any time prior to the Annual Meeting by:

•                  notifying our Secretary in writing that you are revoking your proxy;

•                  providing another signed proxy that is dated after the proxy you wish to revoke;

•                  using the telephone or Internet voting procedures; or

•                  attending the Annual Meeting and voting in person.

Q:                                   Will my shares be voted if I do not provide my proxy?

A:                                   It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm.  If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.

Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters.  If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the ratification of E&Y as our registered independent public accounting firm for the fiscal year ending December 31, 2014 (Proposal No. 2) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules.  The other items (Proposals Nos. 1 and 3) are not considered “routine” and therefore may not be voted by your broker without instruction.

Q:                                   What constitutes a quorum?

A:                                   As of the record date, a total of 85,555,856 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.  In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.  This is referred to as a “quorum.”  If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

Q:                                   What vote is needed to approve the matters submitted?

A:                                   Election of Directors (Proposal No. 1).  Directors are elected by a plurality of the votes cast at the Annual Meeting.  “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.  For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal. The Board has adopted a policy on voting regarding directors.  Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results.  For additional information regarding this policy, please see “Corporate Governance Matters—Policy on Voting Regarding Directors.”

Ratification of Appointment of E&Y (Proposal No. 2).  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal.  For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Approval, on an Advisory Basis, of Our Named Executive Officers’ Compensation (Proposal No. 3).  The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal.  For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Board has fixed the number of directors at six.  As of the date of this proxy statement, the Board has five members.  A vacancy was created on the Board as a result of the resignation of David S. Kay in December 2013.  Mr. Kay resigned due to other time commitments and not as the result of any disagreement with the Board, our management or with our independent registered public accounting firm.  The Nominating and Corporate Governance Committee is currently conducting a director candidate search to fill the vacancy that resulted from Mr. Kay’s resignation.

The five persons named below, each of whom currently serves on the Board, have been recommended by the Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2015 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Board has no reason to believe that any of the persons named below as a nominee for election to the Board will be unable, or will decline, to serve if elected.  In addition, the Board has determined that all of the persons named below, other than Mr. Boekelheide and Mr. Hansen, are independent under applicable SEC and NYSE rules.

In determining the independence of Mr. Storey, the Board specifically considered his prior position with SONIFI Solutions, Inc. (formerly LodgeNet Interactive Corporation) (“Sonifi”) and the amounts paid and received for services associated with Sonifi’s services in our hotels in 2013.  The Board has determined that Mr. Storey is independent within the meaning under the NYSE rules. See “Related Party Transactions.”

The following table sets forth the name, position with our company and age of each nominee for election to the Board at the Annual Meeting:

Name	Position	Age

Kerry W. Boekelheide	Executive Chairman of the Board	59

Daniel P. Hansen	President and Chief Executive Officer	45

Bjorn R. L. Hanson	Independent Director	62

Thomas W. Storey	Independent Director	57

Wayne W. Wielgus	Independent Director	59

We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight and that they exercise good judgment.  The biographical descriptions below set forth certain information with respect to each nominee for election to the Board, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director, if elected.

Kerry W. Boekelheide.  Mr. Boekelheide has served as our Executive Chairman of the Board since our formation in June 2010.  He served as the Chief Executive Officer and as a member of the Board of Managers of our predecessor, Summit Hotel Properties, LLC (“SHP LLC”), from January 2004 until February 2011.  Mr. Boekelheide served as the Chairman and sole director of The Summit Group, Inc. (“The Summit Group”) from 1991 until its dissolution in December 2012.  The Summit Group, with its affiliates, developed and acquired 54 hotels from 1991 through 2004.  Prior to forming The Summit Group, Mr. Boekelheide was President and a shareholder of Super 8 Management, Inc., which was responsible for the management of over 100 Super 8 Motels located across the United States and Canada, and held numerous other positions in various companies that developed, owned and operated Super 8 Motels in the United States and Canada.  Mr. Boekelheide received a B.S. degree in business from Northern State University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Boekelheide should serve as a director, if elected, because he brings to the Board leadership experience and extensive experience and knowledge of our company and the hospitality industry.  As the founder and Chief Executive Officer of SHP LLC, our predecessor, and the Chairman of The Summit Group, our predecessor’s former hotel management company, Mr. Boekelheide has long-term and valuable hands-on knowledge of the issues, opportunities and challenges facing our company and our business.  In addition, Mr. Boekelheide brings his broad strategic vision for our company to the Board.

Daniel P. Hansen.  Mr. Hansen has served as our President and Chief Executive Officer and been a member of the Board since our formation in June 2010.  Prior to joining our company, Mr. Hansen served in various capacities at The Summit Group.  Mr. Hansen joined The Summit Group in October 2003 as Vice President of Investor Relations.  His responsibilities included leading the capital raising efforts for SHP LLC’s private placements of its equity securities and assisting in acquisition due diligence.  In 2005, he was appointed to SHP LLC’s Board of Managers and was promoted to Executive Vice President, in which capacity he was part of the team that acquired over $140 million of hotel properties and led the development of over $240 million of hotel assets.  He was appointed President of The Summit Group and Chief Financial Officer of SHP LLC in 2008.  His primary responsibilities included the development and execution of growth strategies for SHP LLC, raising equity capital and hotel development and acquisition.  Prior to joining The Summit Group, Mr. Hansen spent 11 years with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) in various leadership positions, culminating as a Vice President and Regional Sales Manager for Merrill Lynch in the Texas Mid-South Region, which included Texas, Louisiana, Arkansas and Oklahoma.  Mr. Hansen received a B.A. in economics from South Dakota State University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hansen should serve as a director, if elected, because he currently serves as our President and Chief Executive Officer and provides a critical link between the executive management team, which is responsible for the day-to-day management of our company, and the Board.  We believe his service as a director enables the Board to perform its oversight function with the benefits of management’s perspectives on our business.  Mr. Hansen also provides us with extensive experience in the hospitality industry as well as a capital markets background that will assist the Board in analyzing capital raising opportunities and issues.

Bjorn R. L. Hanson.  Dr. Hanson has been a member of the Board since the completion of our initial public offering, or IPO, in February 2011.  Dr. Hanson has worked in the hospitality industry for more than 35 years and has been involved in consulting, research and investment banking in the lodging sector.  He joined the New York University School of Continuing Professional Studies in June 2008 as a clinical professor teaching in the school’s graduate and undergraduate hospitality and tourism programs and directing applied research projects.  In 2010, he was appointed as the divisional dean of that school’s Preston Robert Tisch Center for Hospitality, Tourism, and Sports Management.  Before joining the Tisch Center, Dr. Hanson was a partner with PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, which he joined in 1989.  Dr. Hanson founded the hospitality, sports, convention and leisure practice and held various positions at PricewaterhouseCoopers and Coopers & Lybrand, including National Industry Chairman for the Hospitality Industries, National Service Line Director for Hospitality Consulting, National Industry Chairman for Real Estate, Real Estate Service Line Director and National Director of

Appraisal Services.  Additionally, he served on the U.S. leadership committee and global financial advisory services management committee of PricewaterhouseCoopers.  Dr. Hanson was also managing director with two Wall Street firms, Kidder, Peabody & Co. and PaineWebber Inc., for which he led banking and research departments for lodging and gaming.  Dr. Hanson received a B.S. from Cornell University School of Hotel Administration, an M.B.A. from Fordham University and a Ph.D. from New York University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Dr. Hanson should serve as a director, if elected, because he brings a wide range of experience in consulting, research and investment banking in the hospitality industry to the Board.  He also brings an academic perspective on the hospitality and tourism industries, which enhances the ability of the Board to analyze macroeconomic issues and trends relevant to our business.  Finally, Dr. Hanson’s leadership roles in market trend analysis, economic analysis and financial analysis specific to our industry provide the Board with additional depth in analyzing financial reporting issues faced by companies similar to ours.

Thomas W. Storey.  Mr. Storey has been a member of the Board since the completion of our IPO in February 2011.  Mr. Storey has worked in the hospitality industry for more than 25 years.  Currently, Mr. Storey is an independent consultant advising various organizations on corporate strategy, business development and organizational design.  He was formerly the President of Hospitality of Sonifi, a hotel industry technology company from May 2013 through December 2013.  Before working for Sonifi, he was the Executive Vice President Business Strategy for Fairmont Raffles Hotels International (“FRHI”), a leading global hotel company with over 100 hotels worldwide under the Fairmont, Raffles and Swissôtel brands, which Mr. Storey joined in 1999.  Having helped launch FRHI as a publicly traded company and its subsequent privatization, Mr. Storey was responsible for strategic planning and helping to identify new opportunities for FRHI that capitalize on improving business fundamentals.  Mr. Storey held a series of progressive leadership positions with FRHI, including Executive Vice President, Development and Executive Vice President Business Development & Strategy, as well as President of Fairmont Hotels and Resorts.  Mr. Storey has been a member of various hospitality industry organizations, including the American Hotel & Lodging Association, the Travel Industry Association of America, and Professional Conference and Meeting Planners.  Mr. Storey received a B.A. in economics from Bates College and an M.B.A. from the Johnson School at Cornell University.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Storey should serve as a director, if elected, because he provides the Board with strategic vision specific to the hospitality industry.  In addition, Mr. Storey has substantial leadership experience in the hospitality industry, including as Executive Vice President Business Strategy of FRHI, where Mr. Storey was instrumental in helping lead that company through various lodging cycles.  The Board expects Mr. Storey’s experience in analyzing and reacting to changing conditions in the hospitality industry will serve the Board as we grow.  The Board also expects Mr. Storey’s operations experience with FRHI will help him provide valuable insights to the Board.  Mr. Storey also possesses particular expertise in business travel, an important aspect of our business.

Wayne W. Wielgus.  Mr. Wielgus has been a member of the Board since the completion of our IPO in February 2011.  Mr. Wielgus has worked in the hospitality industry for more than 30 years.  In August 2009, Mr. Wielgus founded International Advisor Group LLC, which advises several companies in the hospitality industry.  Before founding International Advisor Group, he served as Senior Vice President of Marketing of Celebrity and Azamara Cruises, two of Royal Caribbean Cruises Ltd.’s brands, from March 2008 until August 2009, where he was responsible for the two brands’ overall marketing efforts, including brand strategy and development, advertising, web marketing and research.  Mr. Wielgus served as Executive Vice President and Chief Marketing Officer of Choice Hotels International, Inc. from September 2004 until July 2007, after serving as that company’s Senior Vice President, Marketing from September 2000 to September 2004.  Prior to joining Choice Hotels, Mr. Wielgus held various positions with Best Western International, Inc., Trusthouse Forte PLC, InterContinental Hotels Corporation and Ramada Worldwide Inc.  Mr. Wielgus received a B.S. in Marketing from Fairfield University and an M.B.A. from the University of Memphis.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Wielgus should serve as a director, if elected, because of his business, leadership and management experience, including expertise leading marketing strategy and initiatives for a company in the tourism industry, which is a significant part of our business.  Mr. Wielgus also gained similar experience specific to the hospitality industry in his role as Executive Vice President and Chief Marketing Officer of Choice Hotels International, Inc.  Thus, Mr. Wielgus also brings to the Board insights from the perspective of hotel franchisors, which we expect to enhance our ability to maximize our brand strategy and franchisor relationships.  He currently acts as an outside consultant to companies in the hospitality industry, providing insight into issues our company faces.

The Board recommends that you vote “FOR” the election of each nominee for director named above.

EXECUTIVE OFFICERS

Our executive officers and their ages as of the Annual Meeting are as follows:

Name	Age	Position

Kerry W. Boekelheide	59	Executive Chairman of the Board

Daniel P. Hansen	45	President and Chief Executive Officer

Craig J. Aniszewski	51	Executive Vice President and Chief Operating Officer

Stuart J. Becker	52	Executive Vice President, Chief Financial Officer and Treasurer

Christopher R. Eng	43	Vice President, General Counsel and Secretary

Biographical information with respect to Messrs. Boekelheide and Hansen is set forth above under “Proposal No. 1:  Election of Directors.”

Craig J. Aniszewski.  Mr. Aniszewski has served as our Executive Vice President and Chief Operating Officer since our formation in June 2010.  Mr. Aniszewski joined The Summit Group in January 1997 as Vice President of Operations and Development.  He became the Executive Vice President and Chief Operating Officer of The Summit Group in 2007 and was a member of the Board of Managers of SHP LLC from January 2004 until February 2011.  Mr. Aniszewski joined The Summit Group following 13 years with Marriott International, Inc., where he held sales and operations positions in full-service convention and resort hotels.  During his career with Marriott, he also worked in the select-service sector, holding positions including the Director of Sales and General Manager for Residence Inn by Marriott and Courtyard by Marriott-branded hotels located in Florida, New York, Connecticut, Pennsylvania, Maryland and North Carolina.  Mr. Aniszewski received a B.S. degree in criminal justice with minors in business and psychology from the University of Dayton.

Stuart J. Becker.  Mr. Becker has served as our Executive Vice President, Chief Financial Officer and Treasurer since our formation in June 2010.  Mr. Becker joined Summit Green Tiger Investments, LLC (“Summit Green Tiger”), an affiliate of The Summit Group, in 2007 as an Executive Vice President and Secretary where he focused on acquisitions, capital allocation, debt placement and strategic analysis.  Prior to joining Summit Green Tiger, Mr. Becker served as a principal of McCarthy Group, Inc. and its subsidiary, McCarthy Capital, Inc. from 2005 to 2007.  McCarthy Group is a private equity company headquartered in Omaha, Nebraska, which focuses on diversified investments in growth companies.  Mr. Becker was responsible for managing deal flow, acquisitions, underwriting and investment oversight.  From 1984 until 2005, Mr. Becker was involved in finance and corporate banking for several regional and national banking firms, including First Interstate, First Bank (predecessor to US Bank) and most recently, First National Bank of Omaha, from 1997 to 2005, where he was Vice President for corporate banking, regional credit and syndications.  Mr. Becker received a B.S. degree in business management from the University of South Dakota and an M.B.A. from the University of Nebraska at Omaha.

Christopher R. Eng.  Mr. Eng has served as our Vice President, General Counsel and Secretary since our formation in June 2010.  Mr. Eng was appointed Vice President, General Counsel and Secretary of The Summit Group and SHP LLC in 2004.  Mr. Eng was responsible for The Summit Group’s legal affairs and for guiding its corporate compliance, focusing on real estate acquisitions and dispositions, franchise licensing, corporate insurance coverage, corporate governance and securities industry regulatory compliance.  Prior to joining The Summit Group, Mr. Eng was an Assistant Vice President and Trust Officer for The First National Bank in Sioux Falls.  Mr. Eng received B.A. degrees in history and English from Augustana College and a J.D. degree from the University of Denver College of Law.

CORPORATE GOVERNANCE MATTERS

Sound Corporate Governance Practices

We are committed to what we believe are sound corporate governance practices, including having a strong, majority-independent, non-classified Board and maintaining clear stock ownership guidelines.

Board of Directors Structure

•                  All of our directors must be elected annually.

•                  Our directors are subject to our director resignation policy as part of our policy on voting procedures with respect to the election of directors in uncontested elections.

•                  A majority of our directors are independent.

•                  All members of the three standing committees of the Board are independent.

•                  Our independent directors meet regularly without the presence of any of our officers or employees.

•                  Our independent directors designate an independent, non-employee director to serve as our presiding director.

Stock Ownership Guidelines and Other Policies

•                  We have adopted stock ownership guidelines that apply to certain key executive officers, including our Executive Chairman of the Board, our President and Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer.

•                  We have adopted stock ownership guidelines that apply to all of our non-employee directors.

•                  We have a policy that prohibits our directors and executive officers from entering into hedging or monetization transactions involving our securities.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders.  A current copy of the Corporate Governance Guidelines can be found under “Investor Relations—Corporate Overview—Governance Documents” on our website at www.shpreit.com.

Code of Business Conduct and Ethics

The Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees when such individuals are acting for or on our behalf.  A current copy of the Code of Business Conduct and Ethics can be found under “Investor Relations—Corporate Overview—Governance Documents” on our website at www.shpreit.com.  Any waiver of the Code of Business Conduct and Ethics with respect to our executive officers or directors may be made only by the Board or one of our Board committees.  We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website.

Independence of Directors

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” with independence determined in accordance with the applicable standards of the NYSE.  The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly, or as a shareholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries.  The Board has determined that Dr. Hanson, Mr. Storey and Mr. Wielgus have no material relationship with us or our subsidiaries and, therefore, are independent under the applicable standards of the NYSE.  As a result, a majority of our directors are independent.  For information regarding transactions between us and Sonifi, a company for which Mr. Storey was an executive officer from May 2013 until December 31, 2013, see “Related Party Transactions.”  The Board considered these transactions in determining that Mr. Storey is independent.   Mr. Boekelheide and Mr. Hansen serve as executive officers and are not considered independent under the applicable standards of the NYSE.

Committees of the Board

The Board has established three standing committees:

•                  the Audit Committee;

•                  the Compensation Committee; and

•                  the Nominating and Corporate Governance Committee.

The members of these standing committees are appointed by and serve at the discretion of the Board.  Current copies of the charters for each of these committees can be found under “Investor Relations—Corporate Overview—Governance Documents” on our website at www.shpreit.com.

Audit Committee

Prior to December 2013, the members of the Audit Committee were Mr. Kay (Chairman), Dr. Hanson and Mr. Wielgus.  Upon Mr. Kay’s resignation from the Board in December 2013, Dr. Hanson assumed the role of chairman of the Audit Committee and Mr. Storey was appointed to the Audit Committee.  As of the date of this proxy statement, the members of the Audit Committee are Dr. Hanson (Chairman), Mr. Storey and Mr. Wielgus.  Each of these members has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC.  The Board has determined that Dr. Hanson is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K.  Dr. Hanson’s biographical description appears above.

The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.  The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel or outside advisors for this purpose where appropriate.  Additionally, the Audit Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee

Prior to December 2013, the members of the Compensation Committee were Mr. Wielgus (Chairman), Mr. Kay and Dr. Hanson.  Upon Mr. Kay’s resignation from the Board in December 2013, Mr. Storey was appointed to the Compensation Committee.  As of the date of this proxy statement, the members of the Compensation Committee are Mr. Wielgus (Chairman), Mr. Storey and Dr. Hanson.  The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the applicable standards of the NYSE.  In determining Mr. Storey’s independence, the Board considered the transactions described in this proxy statement under the heading “Related Party Transactions” and determined these transactions are not material to Mr. Storey’s ability to be independent from management in connection with his duties as a member of the Compensation Committee.

Each member of the Compensation Committee qualifies as an “outside director” as such term is defined under Section 162(m) of the Code and as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee exercises all powers delegated to it by the Board in connection with compensation matters.  The Compensation Committee is responsible for the review and approval of the compensation and benefits of our executive officers, administration and recommendations to the Board regarding our compensation and long-term incentive plans and production of the annual reports on executive compensation for inclusion in our proxy statements.  In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate our compensation programs.  The Compensation Committee also has authority to grant awards under the Company’s 2011 Equity Incentive Plan.

Nominating and Corporate Governance Committee

Prior to December 2013, the members of the Nominating and Corporate Governance Committee were Dr. Hanson (Chairman), Mr. Storey and Mr. Wielgus.  Upon Mr. Kay’s resignation from the Board in December 2013 and Dr. Hanson’s assumption of the role of chairman of the Audit Committee, Mr. Storey assumed the role of chairman of the Nominating and Corporate Governance Committee. As of the date of this proxy statement, the members of the Nominating and Corporate Governance Committee are Mr. Storey (Chairman), Dr. Hanson and Mr. Wielgus. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee is responsible for monitoring our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE; developing and recommending to the Board criteria for prospective members of the Board; conducting Board candidate searches and interviews; overseeing and evaluating the Board and management; monitoring compliance with our code of business conduct and ethics and policies with respect to conflicts of interest; reviewing and approving interested transactions pursuant to our related party transaction policy; periodically evaluating the appropriate size and composition of the Board, and recommending, as appropriate, increases, decreases and changes in the composition of the Board; and formally proposing the slate of nominees for election as directors at each annual meeting of our stockholders.  In addition, this committee annually facilitates the assessment of the Board’s performance as a whole and of the individual directors and reports thereon to the Board.

Board Leadership Structure

The Board believes it is important to retain the flexibility to allocate the responsibilities of the positions of the Chairman of the Board and the Chief Executive Officer in the way it believes is in our best interest.  Currently, the Board believes that it is in our best interest to split these positions and that the Chairman of the Board should be designated as the Executive Chairman of the Board in accordance with our bylaws.  The Board believes that this leadership structure is appropriate at this time.  In particular, the current leadership structure clarifies the individual roles and responsibilities of Mr. Boekelheide and Mr. Hansen and helps streamline decision making and enhance accountability.  As Executive Chairman of the Board, Mr. Boekelheide remains involved in key matters, including transactions, and continues to advise Mr. Hansen and our other executive officers.  Given Mr. Boekelheide’s in-

depth knowledge of the issues, challenges and opportunities facing us, the Board believes that Mr. Boekelheide is in a position to ensure that the Board’s time and attention are focused on the most critical matters.

To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors designate an independent, non-employee director to serve as our presiding director.  The presiding director helps to facilitate free and open discussion and communication among the independent, non-employee directors and presides over executive sessions of the non-employee directors.  The duties of the presiding director are set forth in our Corporate Governance Guidelines, which is available under “Investor Relations—Corporate Overview—Governance Documents” on our website at www.shpreit.com.  For 2013, Mr. Wielgus was the presiding director.

Risk Management Oversight

The Board is actively involved in the oversight of risks that could affect our company.  This oversight is conducted primarily through the Audit Committee but also through the other committees of the Board, as appropriate.  The Board and its committees, including the Audit Committee satisfy this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Meetings and Attendance

In 2013, the Board met four times in person and eleven times telephonically, the Audit Committee met four times in person and three times telephonically, the Compensation Committee met four times in person and one time telephonically and the Nominating and Corporate Governance Committee met four times in person.  Each of our currently serving directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during 2013.

Executive Sessions of Our Independent Directors

As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present.  Generally, these executive sessions follow regularly scheduled meetings of the Board.  The independent, non-employee directors met in executive session four times in 2013.  Mr. Wielgus, our presiding director, presided over these executive sessions.

Director Nominations

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason.  In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from the directors, stockholders, management and others.  The Nominating and Corporate Governance Committee has engaged the services of Greger/Peterson Associates, Inc. to assist in identifying or evaluating a director candidate to fill the vacancy on the Board created by Mr. Kay’s resignation in December 2013.

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members.  In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including:

•                  whether the individual meets the requirements for independence;

•                  the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s business environment;

•                  the individual’s understanding of the Company’s businesses and markets;

•                  the individual’s professional expertise and educational background; and

•                  other factors that promote diversity of views and experience.

The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience.  In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee considers a broad range of factors when nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin.  The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

For purposes of the 2015 annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder.  See “Other Information—Stockholder Proposals and Director Nominations for the 2015 Annual Meeting of Stockholders.”

Policy on Voting Regarding Directors

The Board has adopted a policy on voting regarding directors.  Under the policy, at any meeting of stockholders at which members of the Board are to be elected by the stockholders in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board a written offer to resign from the Board no later than two weeks after the certification of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board whether to accept or reject the resignation offer.  In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include (i) any stated reason or reasons why stockholders cast “withheld” votes for the director, (ii) the qualifications of the director and (iii) whether the director’s resignation from the Board would be in our best interest and the best interests of our stockholders.  The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) continued service by the director until the next relevant meeting of stockholders, (ii) an undertaking to seek a replacement director, (iii) rejecting the resignation offer coupled with committing to seek to address the underlying cause or causes of the majority-withheld vote.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results.  The Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board deems relevant.  The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board.

Any director who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board’s consideration of whether to accept his or her resignation offer.

If a director’s resignation offer is accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill the vacancy created by such resignation or to reduce the number of directors constituting the Board.  The Board will determine the treatment of any compensation due or payable to the resigning director.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the directors whom the Board has affirmatively determined to be independent in accordance with the applicable listing standards of the NYSE, and who were not required to offer their resignations, will appoint a special committee of the Board to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.

We will disclose publicly the Board’s decision, an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the resignation offer, in a Current Report on Form 8-K filed with the SEC.

Stock Ownership Guidelines

Based on current corporate governance standards, the Board believes all non-employee directors and certain key executive officers should own a meaningful equity interest in our company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, the Board has adopted stock ownership guidelines for key executive officers and all non-employee directors.

For purposes of these guidelines, the term “Company common stock” includes, in addition to shares of our common stock, (a) any class of equity securities issued by our operating partnership, Summit Hotel OP, LP (the “Operating Partnership”), that are redeemable for shares of our common stock, whether held directly or indirectly or by or for the benefit of immediate family members, and (b) vested and unvested restricted shares of common stock, but excludes (x) stock options, whether exercisable or unexercisable, (y) unearned performance-based restricted stock and (z) warrants and all other forms of derivative securities.

The Board reviews the minimum equity holdings guidelines for executive officers on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices and continue to promote the alignment of executive and stockholder interests.

Over time, certain key executive officers are required to hold Company common stock with a value equal to a multiple of their then-current base salary.  The equity ownership value for each of these executive officers will be calculated by multiplying the number of shares of Company common stock owned by the ten-trading day trailing volume weighted average price (“VWAP”) of our common stock prior to the date of computation, typically at the end of the fiscal year.  The executive officers named in the table below will have until February 9, 2016 to comply with the stock ownership guidelines.  The equity ownership requirement for our key executive officers is as follows:

Executive Officer	Multiple of Base Salary
Kerry W. Boekelheide, Executive Chairman of the Board	3x
Daniel P. Hansen, President and Chief Executive Officer	3x
Stuart J. Becker, EVP & Chief Financial Officer	2x
Craig J. Aniszewski, EVP & Chief Operating Officer	1x

Each non-employee director will be required to hold a number of shares of Company common stock equal to $150,000.  The equity ownership value for each non-employee director will be calculated by multiplying the number of shares of Company common stock owned by the ten-trading day trailing VWAP of our common stock prior to the date of computation, typically at the end of the fiscal year.  Non-employee directors will have until the later of February 9, 2016 and three years after the date on which the director is first elected to the Board to comply with the stock ownership guidelines.

The Board reviews the minimum equity holdings guidelines for non-employee directors on a periodic basis to ensure the guidelines remain consistent with corporate governance best practices.

Anti-Hedging and Anti-Pledging Policies

The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us and the Operating Partnership. With respect to hedging, directors and executive officers are prohibited from engaging in any hedging or monetization transactions involving securities issued by us or the Operating Partnership. With respect to pledging, directors and executive officers are prohibited from holding securities issued by us or the Operating Partnership in a margin account or pledging these securities as collateral for a loan.  An exception to this anti-pledging policy may be granted if a director or executive officer desires to pledge securities issued by us or the Operating Partnership as collateral for a loan other than margin debt and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.  Any permitted pledge of securities issued by us or the Operating Partnership must be pre-approved by the Company’s General Counsel.

Adoption of Compensation Clawback Policy

We expect the SEC, in accordance with the requirements of the Dodd-Frank Act, to issue regulations regarding clawback policies.  We intend to adopt a clawback policy that will apply to our executive officers in conformity with the SEC regulations once they have been implemented.  We have chosen to wait to adopt a formal policy until the SEC issues its regulations to insure that our policy will be fully compliant.  We expect that the employment agreements with our executive officers will specifically reference that incentive compensation will be subject to any clawback policy we adopt that is effective on the date that such incentive compensation is paid.

Communication with the Board

Stockholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Summit Hotel Properties, Inc., 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738.  The independent, non-employee directors have procedures for the handling of communications from stockholders and other interested parties and have directed our Secretary to act as their agent in processing any communications received.  All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees are to be forwarded to the presiding director.  Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees are also to be forwarded to the chair of the appropriate committee.  Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board are to be sent to the appropriate member of management.  Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director who wishes to review them.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our directors to attend the Annual Meeting.  All of our directors attended our 2013 Annual Meeting of Stockholders either in person or via telephone.

Compensation Committee Interlocks and Insider Participation

Currently, the Compensation Committee consists of Mr. Wielgus, Mr. Storey and Dr. Hanson.  None of the members are or have been one of our employees or officers.  None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or Compensation Committee.

DIRECTOR COMPENSATION

Directors who are our employees (Mr. Boekelheide and Mr. Hansen) do not receive compensation for their services as directors.  For 2013, our non-employee director compensation program consisted of the following:

•                  Annual Cash Retainer.  We paid an annual cash retainer of $50,000 to each non-employee director.

•                  Presiding Director Fee.  For 2013, we paid our presiding director a $20,000 presiding director fee.

•                  Additional Committee Membership Fee.  We paid an additional committee membership fee to the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, with each member of the Audit Committee being paid $8,000, each member of the Compensation Committee being paid $6,000 and each member of the Nominating and Corporate Governance Committee being paid $4,000.

•                  Additional Committee Chairperson Fee.  In addition to the additional committee membership fee, we paid the chairperson of the Audit Committee, the chairperson of the Compensation Committee and the chairperson of the Nominating and Corporate Governance Committee an additional committee chairperson fee, with the chairperson of the Audit Committee in 2013 being paid $16,000, the chairperson of the Compensation Committee in 2013 being paid $12,000 and the chairperson of the Nominating and Corporate Governance Committee in 2013 being paid $8,000.

•                  Annual Equity Award.  Following the 2013 annual meeting of stockholders, we granted each non-employee director an equity award consisting of 7,307 shares of our common stock with an aggregate value of approximately $70,000 (the number of shares awarded to each non-employee director was determined by dividing $70,000 by the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date).  These shares were granted on June 13, 2013 pursuant to our 2011 Equity Incentive Plan and were fully vested on the grant date.

•                  Election to Receive Stock in Lieu of Cash Fees.  Starting in 2013, non-employee directors have the option to elect to receive all or any part of the cash fees we are required to pay them in fully vested shares of our common stock issued under our 2011 Equity Incentive Plan or another stockholder-approved plan, based upon the VWAP of our common stock on the NYSE for the ten trading days preceding the grant date.  In 2013, Mr. Storey was entitled to a total of $61,000 in cash fees for his services as a director.  Mr. Storey elected to receive these fees in shares of our common stock in lieu of cash.  Accordingly, we issued an aggregate of 6,488 shares of our common stock to Mr. Storey.  We issued these shares pursuant to our 2011 Equity Incentive Plan.

We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.  Non-employee directors do not receive any meeting fees for attending meetings of the Board or its committees.

The table below summarizes the compensation paid by us to our non-employee directors for 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)

Bjorn R. L. Hanson	70,500		70,439	140,939

David S. Kay	72,000		70,439	142,439

Thomas W. Storey		(2)	132,189	132,189

Wayne W. Wielgus	89,000		70,439	159,439

(1)                                 The amount in the “Stock Awards” column reflects the aggregate grant date fair value, which has been calculated in accordance with FASB ASC Topic 718, of the stock awards granted to each of our non-employee directors in 2013. These stock awards are described in the table appearing below:

Grant Date	Grantee	Number of Shares (#)	Aggregate Grant Date Fair Value ($)	Reason for Grant

March 22, 2013	Thomas W. Storey	1,614	16,188	Election to receive stock in lieu of cash director fees

June 13, 2013	Bjorn R. L. Hanson David S. Kay Thomas W. Storey Wayne W. Wielgus	7,307 7,307 7,307 7,307	70,439 70,439 70,439 70,439	Annual equity award

June 13, 2013	Thomas W. Storey	1,409	13,583	Election to receive stock in lieu of cash director fees

August 22, 2013	Thomas W. Storey	1,417	13,547	Election to receive stock in lieu of cash director fees

December 27, 2013	Thomas W. Storey	2,048	18,432	Election to receive stock in lieu of cash director fees

All shares of common stock granted to our non-employee directors in 2013 were fully vested on the grant date and were issued pursuant to our 2011 Equity Incentive Plan.  The aggregate grant date fair value of the stock awards has been calculated based on the market value of our common stock on the date of grant.

(2)                                 Mr. Storey was entitled to receive an aggregate of $61,000 in director fees in 2013.  However, Mr. Storey elected to receive these fees in shares of our common stock in lieu of cash.  Accordingly, we issued an aggregate of 6,488 shares of our common stock to Mr. Storey on March 22, 2013, June 13, 2013, August 22, 2013 and December 27, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to our “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules.  For 2013, our named executive officers include:

•                  Mr. Boekelheide, our Executive Chairman of the Board;

•                  Mr. Hansen, our President and Chief Executive Officer;

•                  Mr. Aniszewski, our Executive Vice President and Chief Operating Officer;

•                  Mr. Becker, our Executive Vice President, Chief Financial Officer and Treasurer; and

•                  Mr. Eng, our Vice President, General Counsel and Secretary.

For 2013, our executive compensation program consisted of the following key elements:

•                  annual base salaries;

•                  incentive awards representing cash bonus opportunities;

•                  time-based restricted stock awards; and

•                  performance-based restricted stock awards.

Executive Summary

We are a self-managed hotel investment company with a focus primarily on acquiring and owning premium-branded, select-service hotels in the upscale and upper midscale segments of the U.S. lodging industry.  The experience, abilities and commitment of our named executive officers is fundamental in the achievement of our business goals and our ability to create stockholder value.  Accordingly, we believe that our executive compensation program should be designed to motivate our executives to manage our business to meet our near-, medium- and long-term objectives, including increasing shareholder value and reward them for the achievement of performance goals.

For 2013, the Compensation Committee evaluated our overall financial results and the contributions of each named executive officer to our overall company performance, including financial and non-financial performance.  The Compensation Committee also utilized its discretion and business judgment to evaluate the overall results and circumstances of the Company and make appropriate compensation decisions for 2013 and 2014.

2013 Performance Highlights

•                  Same-store revenue per available room(“RevPAR”) increased by 7% as compared to 5.4% for the overall U.S. hotel industry according to Smith Travel Research.

•                  Adjusted funds from operations (“AFFO”) for the full year were $59.3 million or $0.81 per share as compared to our AFFO target of $0.88 per share.  A reconciliation of AFFO to our GAAP net income for the year ended December 31, 2013 is set forth in Appendix A to this proxy statement.

•                  We acquired 19 hotels comprising 3,033 guestrooms, for a total purchase price of $475.6 million in accordance with our strategic business plan to create long-term stockholder value.

•                  We completed several capital transactions, including raising $382.4 million through common and preferred stock offerings and closing on $187.7 million of term debt at an average interest rate of 4.83%, which has allowed us to continue to execute our strategic growth plan.

2013 Compensation Highlights

•                  For 2013, our cash incentive awards were based on primarily achieving AFFO targets, as well as individual performance goals. The 2013 payouts were below the targeted amounts. Payouts under the 2013 cash incentive awards for certain named executive officers were reduced or withheld by the Compensation Committee due to our identification of a material weakness in our internal controls over financial reporting in connection with the preparation of our 2013 Annual Report on Form 10-K.

•                  As a result of our 2013 total stockholder return (“TSR”) lagging the SNL US Hotel REIT Index, the 2013 tranches of performance-based restricted stock awards were not earned.  As a result, a significant portion of the long-term equity incentive awards granted to our named executive officers have not yet yielded actual value for our named executive officers.

•                  We continue to maintain several investor-friendly compensation policies, including stock ownership guidelines, anti-hedging and anti-pledging policies.

Stockholder Say-on-Pay Votes

At our 2013 annual meeting of stockholders, our stockholders had the opportunity to cast an annual advisory vote on executive compensation.  Over 98% of the votes cast on this “2013 say-on-pay vote” were voted in favor of the proposal.  We believe that the overwhelming support of our stockholders for the 2013 say-on-pay vote proposal indicates that our stockholders are supportive of our approach to executive compensation.

Objectives of Our Executive Compensation Program

Our executive compensation philosophy is designed to promote the following objectives:

•                  align the interest of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•                  motivate our executives to manage our business to meet our near-, medium- and long-term objectives and reward them for meeting these objectives and for exceptional performance;

•                  assist in attracting and retaining talented and well-qualified executives;

•                  be competitive with other lodging real estate investment trusts; and

•                  encourage executives to achieve meaningful levels of ownership of our stock.

Role of the Compensation Committee and Management

The Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive, taking into account our competitive position within our industry and our named executive officers’ level of expertise and experience in their positions.  The Compensation Committee’s primary responsibilities with respect to determining executive compensation are:

•                  setting performance targets under all annual bonus and long-term and management incentive compensation plans, including our 2011 Equity Incentive Plan;

•                  verifying that performance targets used for any performance-based equity and non-equity compensation plans have been met before payment of any executive bonus or compensation and exercising discretion to ensure that our executives are compensated in line with our financial and non-financial performance;

•                  approving all amendments to, and terminations of, all compensation plans and any awards under such plans;

•                  granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers;

•                  approving which executive officers and other employees receive awards under our equity and incentive compensation plan(s), including the 2011 Equity Incentive Plan;

•                  reviewing and approving annually the base salaries of our executive officers; and

•                  conducting an annual review of all compensation plans in which our executives participate and employment agreements between us and our executives.

The Compensation Committee reviews and considers the recommendations of Mr. Boekelheide, our Executive Chairman of the Board, and Mr. Hansen, our President and Chief Executive Officer, with respect to compensation decisions for all of our named executive officers.  The Compensation Committee makes all compensation decisions with regard to our named executive officers, including Mr. Boekelheide and Mr. Hansen.  The Compensation Committee believes it is valuable to consider the recommendations of Mr. Boekelheide and Mr. Hansen with respect to these matters because, given their knowledge of our operations and the day-to-day responsibilities of our executive officers, they are in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time.

Role of the Compensation Consultant

For the development of our 2013 compensation program, the Compensation Committee retained FTI Consulting, Inc. (“FTI”), a nationally recognized compensation consulting firm, as its independent compensation consultant to review the appropriate compensation for our named executive officers as compared to other real estate companies, including our 2013 peer group, which is discussed below.  FTI provides the Compensation Committee with advisory services only with respect to executive compensation and works with management only at the request and under the direction of the Compensation Committee.  In setting executive compensation for 2013, the Compensation Committee instructed FTI to review the compensation components for the prior year’s program, advise the Compensation Committee on the appropriateness of the components of the prior year’s program and recommend changes for 2013.  During FTI’s 2011 executive compensation review, it was determined that our executives’ compensation was meaningfully below the 25th percentile of the peer group that was analyzed for the purpose of setting executive compensation for 2012, which peer group was substantially the same as the 2013 peer group listed below, and FTI had recommended that the Compensation Committee increase each executive’s compensation to more appropriate peer group levels.  At that time, the Compensation Committee determined that it would be prudent to increase compensation amounts for our executives over a multi-year period, to be phased in over a two-year period beginning in 2012.  Accordingly, our 2013 executive compensation program was further adjusted to reflect more appropriate peer group levels.  FTI met regularly with the Compensation Committee and provided the Compensation Committee with executive compensation studies and independent analysis regarding executive compensation trends.  On February 20, 2013, the Compensation Committee, based on the recommendations of FTI, established the terms of our 2013 executive compensation program.  See “—Elements of 2013 Executive Compensation Program” below.

In making certain compensation decisions in 2013, the Compensation Committee relied on FTI to:

•                  assist in the selection of a group of peer companies;

•                  provide information on compensation paid by peer companies to their executive officers; and

•                  advise on appropriate levels of compensation.

Peer Group Information

In general, the Compensation Committee uses comparative data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards.  During 2013, the Compensation Committee reviewed peer group data to assist in its determination regarding compensation for our named executive officers.  The Compensation Committee evaluated our performance and determined whether the compensation elements and levels that we provided in 2012 to our named executive officers were generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies. However, the Compensation Committee does not target or benchmark compensation at any particular peer group percentile for any of our named executive officers.

In 2013, the Compensation Committee, with the help of FTI, determined the composition and the criteria and data used in compiling our peer group list.  The 2013 executive compensation peer group consisted of 11 public REITs that primarily invest in hotels and six other select public REITs outside of the hotel sector that recently completed initial public offerings and are comparable to us in terms of market capitalization size and executive team members. The Compensation Committee and FTI considered this group of companies to be the most relevant peer group for executive compensation purposes.  For purposes of making executive compensation decisions in late 2013 and early 2014, our peer group consisted of the following companies:

Ashford Hospitality Trust, Inc.

Campus Crest Communities, Inc.

Chatham Lodging Trust

Chesapeake Lodging Trust

Diamondrock Hospitality Company

Excel Trust, Inc.

FelCor Lodging Trust Incorporated

Hersha Hospitality Trust

Hudson Pacific Properties, Inc.

LaSalle Hotel Properties

Pebblebrook Hotel Trust

RLJ Lodging Trust

Ryman Hospitality Properties, Inc.

STAG Industrial, Inc.

Sunstone Hotel Investors, Inc.

Terreno Realty Corporation

In addition to the peer group listed above, due to the limited number of REITs with an executive chairman who does not also serve as the chief executive officer, a supplemental peer group was created for the sole purpose of determining Mr. Boekelheide’s compensation and included the following companies: Ashford Hospitality Trust, Inc.; CBL & Associates Properties, Inc.; DCT Industrial Trust, Inc.; Getty Realty Corporation; Hersha Hospitality Trust; Lexington Realty Trust; Pennsylvania Real Estate Investment Trust; Retail Opportunity Investments Corp.; RLJ Lodging Trust; and Weingarten Realty Investors.

Elements of 2013 Executive Compensation

2013 Annual Base Salary.  Base salaries are designed to provide a fixed level of compensation that serves as a retention tool.  Base salaries are reviewed annually by the Compensation Committee and are subject to annual increases at the discretion of the Compensation Committee.  In determining base salary increases for 2013, the Compensation Committee considered each executive officer’s individual performance and business unit performance, as well as our company’s overall performance, market conditions and competitive salary information for the peer group described above.  The Compensation Committee, based on advice from FTI, determined that the named executive officers’ base salaries for 2012 were below peer group levels and should be further increased to more appropriate levels.  For 2013, base salaries paid to our named executive officers were as follows:

Named Executive Officer	2013 Base Salary	2012 Base Salary	Percentage Increase
Kerry W. Boekelheide	$400,000	$380,000	5.3%
Daniel P. Hansen	$400,000	$350,000	14.3%
Craig J. Aniszewski	$325,000	$300,000	8.3%
Stuart J. Becker	$325,000	$250,000	30%
Christopher R. Eng	$165,000	$140,000	17.9%

2013 Incentive Awards (Cash Bonuses).  The Compensation Committee approved incentive awards that were designed to provide the executive officers an opportunity to earn additional cash compensation based on the achievement of company-specific performance goals and the executive’s achievement of individual-specific performance goals.  As more fully described below, incentive awards that were earned were settled in cash during the second quarter of 2014.  On April 18, 2013, the Company entered into incentive award agreements with each of the executive officers, effective as of March 1, 2013, setting forth the terms and conditions of the incentive awards.

Under the incentive award agreements, the executives were entitled to cash payments based on the extent to which the Company and the executives achieve Company-specific and individual-specific performance objectives.  The Compensation Committee would evaluate performance and determine whether the incentive awards would be earned based on the Company achieving threshold, target and maximum levels of AFFO per share for 2013 and based on the executive officer achieving certain individual-specific performance objectives.

The Compensation Committee determined that the primary component of the overall incentive award for each executive officer in 2013 was to be based on corporate performance as measured by the level of AFFO per share generated by the Company during 2013.  The executive officers had the opportunity to earn the target payout under the AFFO component if the Company’s actual 2013 AFFO per share was at least $0.88 (100% of the budgeted amount of 2013 AFFO).  Threshold performance would be achieved if the Company’s actual 2013 AFFO per share was at least $0.79 (90% of the budgeted amount of 2013 AFFO) and maximum performance would be achieved if the Company’s actual 2013 AFFO per share was at least $0.96 (110% of the budgeted amount of 2013 AFFO).  If any transactions occurred, the impact of the transactions on actual 2013 AFFO per share would be evaluated by the Compensation Committee and, in the Compensation Committee’s discretion, an appropriate adjustment could be made to the threshold, target and maximum levels of AFFO per share to give effect to the impact of the transactions.  No amount would be paid under the AFFO component if the threshold level of performance was not achieved.

For purposes of the incentives awards, 2013 AFFO has been calculated as our net income or loss as set forth in our audited consolidated financial statements for the year ended December 31, 2013, excluding gains (or losses) from sales of property, plus depreciation and amortization (including amortization of deferred financing costs and amortization of franchise royalty fees), as further adjusted to exclude hotel transaction and pursuit costs and such other items, including nonrecurring expenses, as the Compensation Committee determined was appropriate and consistent with the purpose and intent of the incentive awards.  AFFO per share for 2013 was $0.81 per share.  A reconciliation of AFFO to our net income for the year ended December 31, 2013 is set forth in Appendix A to this proxy statement.  As a result, the AFFO component of the incentive award was paid out in April 2014 to our named executive officers at the threshold level depicted below.

	Threshold ($0.79, or 90% of budgeted AFFO per share)		Target ($0.88, or 100% of budgeted AFFO per share)		Maximum ($0.96, or 110% of budgeted AFFO per share)
	Cash Payout ($)	Percentage of Base Salary (%)	Cash Payout ($)	Percentage of Base Salary (%)	Cash Payout ($)	Percentage of Base Salary (%)
Kerry W. Boekelheide	300,000	75	500,000	125	700,000	175
Daniel P. Hansen	300,000	75	500,000	125	700,000	175
Craig J. Aniszewski	108,323	33.33	162,500	50	216,678	66.67

	Threshold ($0.79, or 90% of budgeted AFFO per share)		Target ($0.88, or 100% of budgeted AFFO per share)		Maximum ($0.96, or 110% of budgeted AFFO per share)
	Cash Payout ($)	Percentage of Base Salary (%)	Cash Payout ($)	Percentage of Base Salary (%)	Cash Payout ($)	Percentage of Base Salary (%)
Stuart J. Becker	162,500	50	243,750	75	325,000	100
Christopher R. Eng	54,995	33.33	82,500	50	110,006	66.67

In addition to the AFFO component, the Compensation Committee believed that individual performance should play a role in the cash compensation payable to each executive officer.  Accordingly, the Compensation Committee determined that each executive officer would have the opportunity to earn a cash payment based on the executive’s individual performance during 2013, with the maximum amount of the cash payment that could be earned under the individual performance component of the incentive award to be equal to 25% of each executive’s target incentive award under the AFFO component as indicated in the table above.  The amount, if any, earned under the individual performance component would be determined by the Compensation Committee, in its sole discretion, based on the Compensation Committee’s evaluation and assessment of the executive’s contributions to the Company during 2013. Although Mr. Eng was not formally a participant in the individual performance component in 2013, the Compensation Committee had the discretion to provide Mr. Eng with an additional payout based on his individual performance.

The Compensation Committee established the individual performance metrics for the named executive officers in the second quarter of 2013.  In determining whether the individual performance component was earned, the Compensation Committee did not rely on any one particular objective or formula in determining appropriate short-term incentives, but rather on what the Compensation Committee considered to be value-added quantitative and qualitative goals in furtherance of the Company’s compensation principles.  No executive officer was guaranteed an award under the individual performance component and, if performance was unsatisfactory, no amounts would be paid under the individual performance component.

Under the individual component of the incentive awards, our named executive officers could earn up to 25% of the target amount of the AFFO component based on a subjective evaluation by the Compensation Committee of the achievement of individual performance goals.  Individual objectives for each of our named executive officers who participated in the individual component are described below.

Certain of the officers shared common objectives in 2013, including increasing the Company’s total enterprise value through certain strategic measures and increasing gross operating profit margins.  The other objectives were personal to each executive officer and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan.  A summary of each executive’s objectives are as follows:

•                  Mr. Boekelheide’s objectives primarily involved growing the Company’s total enterprise value, increasing the gross operating profit margin and furthering the completion of the Company’s strategic, succession and crisis management plans;

•                  Mr. Hansen’s objectives primarily involved growing the Company’s total enterprise value, identifying and underwriting potential hotel acquisitions, increasing analyst coverage, attending industry conferences and meeting with new investors;

•                  Mr. Aniszewski’s objectives primarily involved increasing existing hotel RevPAR by 10%, increasing gross operating profit margin, monitoring of renovation projects for timeliness and within budget and initiation of system to track management company performance;

•                  Mr. Becker’s objectives primarily involved increasing the Company’s total enterprise value, development of formal capital and credit plans, completion of a business integration system, expansion of lending relationships with the addition of two new debt sources and meeting with senior executives with existing franchisors.

In connection with the preparation of our 2013 Annual Report Form 10-K, management identified a deficiency in the design of our internal controls over financial reporting, and we are in the process of implementing certain controls and procedures that will rectify this issue.  Although not directly specified in any named executive officer’s individual performance criteria, the Compensation Committee, in its discretion, considered the existence of the deficiency in determining an appropriate 2013 cash incentive and accordingly, the payouts that Messrs. Boekelheide, Hansen and Becker would otherwise have been entitled to were reduced by $100,000 each.  The Compensation Committee did not, in its discretion, consider the deficiency in determining the cash payments for Messrs. Aniszewski and Eng as their responsibilities did not include oversight of the design of internal controls and accordingly, the Compensation Committee evaluated their individual performance irrespective of this fact. The Compensation Committee, at its discretion, took into consideration the impact of equity raises on actual 2013 AFFO when determining payouts to Messrs. Aniszewski and Eng under the AFFO component.  Mr. Aniszewski was paid $170,313 under the AFFO component and $40,625 under the individual performance component and Mr. Eng was paid $82,500 under the AFFO component.  In April 2014, the following cash payments were approved by the Compensation Committee:

•                  Mr. Boekelheide, $325,000 (9% decrease from 2012);

•                  Mr. Hansen, $325,000 (1% decrease from 2012);

•                  Mr. Aniszewski, $210,938 (same amount as paid in 2012);

•                  Mr. Becker, $123,438 (30% decrease from 2012); and

•                  Mr. Eng, $82,500 (18% increase from 2012).

2013 Equity Incentives: Time-Based Stock Awards.  The Compensation Committee approved time-based stock awards under the Company’s 2011 Equity Incentive Plan as follows:

•                  Mr. Boekelheide, 23,997 shares (the number of shares awarded was determined by dividing $225,000 (the fixed dollar amount of the award approved by the Compensation Committee)  by the VWAP of our common stock for the ten days preceding the grant date, or $9.3762);

•                  Mr. Hansen, 47,993 shares (the number of shares awarded was determined by dividing $450,000 (the fixed dollar amount of the award approved by the Compensation Committee)  by the VWAP of our common stock for the ten days preceding the grant date, or $9.3762);

•                  Mr. Aniszewski, 10,665 shares (the number of shares awarded was determined by dividing $100,000 (the fixed dollar amount of the award approved by the Compensation Committee)  by the VWAP of our common stock for the ten days preceding the grant date, or $9.3762);

•                  Mr. Becker, 18,664 shares (the number of shares awarded was determined by dividing $175,000 (the fixed dollar amount of the award approved by the Compensation Committee)  by the VWAP of our common stock for the ten days preceding the grant date, or $9.3762); and

•                  Mr. Eng, 5,199 shares (the number of shares awarded was determined by dividing $48,750 (the fixed dollar amount of the award approved by the Compensation Committee) by the VWAP of our common stock for the ten days preceding the grant date, or $9.3762).

The shares covered by the time-based stock awards were granted to the executive officers on March 1, 2013.  The Company has entered into stock award agreements with the executive officers, effective as of the grant date, setting forth the terms and conditions of the time-based stock awards.  The stock award agreements provide for vesting over a three year period as follows: 25% of the shares covered by award vested on February 28, 2014; 25% of the shares covered by the award vest on February 28, 2015; and 50% of the shares covered by the time-based stock award vest on February 28, 2016.

Except as described below, no shares of common stock covered by a time-based stock award will vest unless the executive remains in the continuous employ of the Company from the date of grant until the applicable vesting date.  However, all of the shares of common stock covered by a time-based stock award (if not sooner vested) will vest on a “control change date” (as defined in the 2011 Equity Incentive Plan) if the executive remains in the continuous employ of the Company from the date of grant until the control change date.  In addition, all of the shares of common stock covered by a time-based stock award (if not sooner vested), will vest on the date that the executive’s employment with the Company ends on account of the executive’s death or disability, if the executive’s employment is terminated without cause or if the executive resigns for good reason.

Any shares of common stock covered by a time-based stock award that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates.  On and after the date of grant and prior to forfeiture of any shares covered by a time-based stock award, the executive will have the right to vote the shares of common stock covered by a time-based stock award and to receive, free of all restrictions, all dividends declared and paid on the Company’s common stock, whether or not vested.

2013 Equity Incentives: Performance-Based Stock Awards.  In addition, the Compensation Committee approved performance-based stock awards under the Company’s 2011 Plan as follows:

•                  Mr. Boekelheide, 42,660 shares (the number of shares awarded was determined by dividing $400,000 (the fixed dollar amount of the award approved by the Compensation Committee) by $9.3762);

•                  Mr. Hansen, 85,321 shares (the number of shares awarded was determined by dividing $800,000 (the fixed dollar amount of the award approved by the Compensation Committee) by $9.3762);

•                  Mr. Aniszewski, 18,664 shares (the number of shares awarded was determined by dividing $175,000 (the fixed dollar amount of the award approved by the Compensation Committee) by $9.3762);

•                  Mr. Becker, 31,995 shares (the number of shares awarded was determined by dividing $300,000 (the fixed dollar amount of the award approved by the Compensation Committee) by $9.3762); and

•                  Mr. Eng, 6,932 shares (the number of shares awarded was determined by dividing $65,000 (the fixed dollar amount of the award approved by the Compensation Committee) by $9.3762);

The shares of common stock covered by the performance-based stock awards were granted to the named executive officers on March 1, 2013.  The Company has entered into stock award agreements with the executive officers, effective as of the grant date, setting forth the terms and conditions of the performance-based stock awards.  The stock award agreements provide for vesting based on the attainment of certain performance goals.  Pursuant to each stock award agreement:

•                  one-third of the shares of common stock covered by a performance-based stock award would have vested on January 1, 2014 if the Company’s TSR for the one-year period commencing January 1, 2013 and ending December 31, 2013 equaled or exceeded the return for the Index (as defined above) for the comparable period;

•                  one-third of the shares of common stock covered by a performance-based stock award will vest on January 1, 2015 if the Company’s TSR for the one-year period commencing January 1, 2014 and ending December 31, 2014 equals or exceeds the return for the Index for the comparable period;

•                  one-third of the shares of common stock covered by a performance-based stock award will vest on January 1, 2016 if the Company’s TSR for the one-year period commencing January 1, 2015 and ending December 31, 2015 equals or exceeds the return for the Index for the comparable period;

•                  two-thirds of the shares of common stock covered by a performance-based stock award (reduced by the number of shares that have already vested) will vest on January 1, 2015 if the Company’s two-year cumulative TSR for the two-year period commencing January 1, 2013 and ending December 31, 2015 equals or exceeds the total return for the Index for the comparable period;

•                  all of the shares of common stock covered by a performance-based stock award (reduced by the number of shares that have already vested) will vest on January 1, 2016 if the Company’s three-year cumulative TSR for the three-year period commencing January 1, 2013 and ending December 31, 2015 equals or exceeds the total return for the Index for the comparable period;

•                  in the event of a Change in Control (as defined in the 2011 Equity Incentive Plan), all of the shares of common stock covered by a performance-based stock award (reduced by the number of shares that have already vested) will vest on the control change date if the Company’s TSR (based on the change in control price) for the period that begins on January 1st of the year in which the control change date occurs and ends on the control change date equals or exceeds the total return for the comparable period; and

•                  all of the shares of common stock covered by a performance-based stock award (reduced by the number of shares that have already vested) will vest on the date that the executive’s employment is terminated on account of the executive’s death, disability, termination without cause or voluntary termination for good reason.

If the total return for the Index and the Company’s TSR or Change in Control TSR are both negative for any performance measurement period, the shares of common stock covered by the performance-based stock award and subject to vesting for such performance measurement period will vest if the Company’s negative TSR or the Company’s negative Change in Control TSR, as applicable, is less than the Index’s negative total return.

For purposes of the performance-based stock awards, the Company’s TSR will be calculated on the same basis and use the same methodology used by SNL Financial LC to calculate the total return for the Index.  No shares of common stock covered by a performance-based stock award will vest unless the Compensation Committee determines that the applicable performance condition has been satisfied.

No shares of common stock covered by a performance-based stock award will vest unless the executive remains in the continuous employ of the Company from the date of grant until the date the shares vest as described above. In addition, all of the shares of common stock covered by a performance-based stock award (if not sooner vested), will vest on the date that the executive’s employment with the Company ends on account of the executive’s death or disability, if the executive’s employment is terminated without cause or if the executive resigns for good reason.

Any shares of common stock covered by a performance-based stock award that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment with the Company terminates.  All shares of common stock covered by a performance-based stock award that have not vested on or before January 1, 2016, in accordance with the terms of the stock award agreement, will be forfeited.

On and after the date of grant and prior to forfeiture of any shares of common stock covered by a performance-based stock award, the executive will have the right to vote the shares.  However, prior to vesting, any cash dividends on the non-vested shares will be accumulated but will not be paid to the executive during the applicable performance period.  Any accumulated and unpaid cash dividends on the shares of common stock covered by a performance-based stock award will be paid to the executive on the date the shares have vested in accordance with the stock award agreement. Any additional shares of common stock distributed as a dividend on the shares of common stock covered by a performance-based stock award will be subject to the same vesting conditions and transferability restrictions as the shares of common stock covered by the performance-based stock award and will be subject to risk of forfeiture.

Elements of 2014 Executive Compensation Program

The Compensation Committee is currently working with FTI on the components of the Company’s 2014 executive compensation program.  It is expected that the approach to the 2014 executive compensation program will be similar to the approach used to prepare the Company’s 2013 program.

2011 Equity Incentive Plan

We have adopted the 2011 Equity Incentive Plan, which became effective immediately prior to the completion of our IPO.  This plan provides for the grant to employees and consultants of our company and our operating partnership (and their respective subsidiaries) and directors of our company of stock options, restricted stock, stock appreciation rights, LTIP units, dividend equivalents, restricted stock units and other stock-based awards.  We have reserved a total of 2,318,290 shares of our common stock for issuance pursuant to the 2011 Equity Incentive Plan, subject to certain adjustments as set forth in the plan.  As of April 16, 2014, 541,777 shares of our common stock had been granted under the plan, 893,000 shares of our common stock were issuable pursuant to stock options granted under the plan and 883,513 shares of our common stock remained available for future grants under the plan.

Other Benefits; 401(k) Plan

We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers.  We also provide personal paid time off and other paid holidays to all employees, including the named executive officers.  We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.

We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees.  We currently match 100% of each eligible participant’s contributions, within prescribed limits, up to 3% of such participant’s tax-deferred contributions and 50.0% of up to 2% of the participant’s additional contributions.  In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

In 2013, we reimbursed Mr. Aniszewski a total of $132,650 and Mr. Becker a total of $144,633 in relocation expenses related to their respective moves to Austin, Texas.  The amounts in these columns reflect the amount we reimbursed Messrs. Aniszewski and Becker for relocation expenses.

Employment Agreements

In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, the Compensation Committee, with the assistance of counsel and FTI, is currently preparing new employment agreements which are expected to have terms generally consistent with the prior employment agreements and the compensation arrangements described above, including no provision for a gross-up of any parachute payment excise tax liability and a “double trigger” requirement for severance payments regardless of whether there has been a change of control.  We will file the new employment agreements, when completed and executed, in a Current Report on Form 8-K.  The employment agreements are described in more detail under “—Employment Agreements,” and “—Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments.  The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights.  Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee’s control, also can affect deductibility of compensation.  The Compensation Committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals.  Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

FASB ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards.  Grants of equity awards under our 2011 Equity Incentive Plan will be accounted for under FASB ASC Topic 718.  The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs.  As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Considerations in our Executive Compensation Program

The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us.  As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements.  Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.  Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Stock Ownership Guidelines for Executive Officers

We have adopted stock ownership guidelines for our executive officers, including our named executive officers.  For more information, please see “Corporate Governance Matters—Stock Ownership Guidelines.”

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2013.

						Non-Equity Incentive	All
		Base		Stock	Option	Plan	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Kerry W. Boekelheide	2013	400,000	—	537,150	—	325,000	—	1,262,150
Executive Chairman of the Board	2012	380,000	—	498,741	—	356,250	—	1,234,995
	2011	323,330	—	—	1,309,087	—	—	1,632,417

Daniel P. Hansen	2013	400,000	—	1,074,297	—	325,000	—	1,799,297
President and CEO	2012	350,000	—	459,370	—	328,125	—	1,137,495
	2011	293,362	—	—	818,180	—	—	1,111,541

Craig J. Aniszewski	2013	325,000	—	236,631	—	210,938	132,650	905,219
EVP and COO	2012	300,000	—	295,305	—	210,938	—	806,243
	2011	251,054	—	—	818,180	—	—	1,069,234

Stuart J. Becker	2013	325,000	—	409,378	—	123,438	144,633	1,002,449
EVP, CFO and Treasurer	2012	250,000	—	246,089	—	175,781	—	671,870
	2011	206,000	—	—	163,636	—	—	369,636

Christopher R. Eng	2013	165,000	—	99,994	—	82,500	—	347,494
VP, General Counsel and Secretary	2012	140,000	70,000	—	—	—	—	210,000
	2011	120,000	5,000	—	—	—	—	125,000

(1)         Amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of time-based and performance-based stock awards granted in 2013 to our named executive officers under our 2011 Equity Incentive Plan.

(2)         Amounts in this column represent aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock options granted to our named executive officers under our 2011 Equity Incentive Plan.  These options were granted upon completion of our IPO in February 2011.  For more information regarding the assumptions made by us in the valuation of these stock options, see Note 2 (“Summary of Significant Accounting Policies — Equity Based Compensation) and Note 16 (“Equity-Based Compensation”) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)         Amounts in this column represent aggregate cash payouts pursuant to the AFFO component and the individual performance component of the incentive awards granted in 2013 to our named executive officers under our 2011 Equity Incentive Plan.

(4)         In 2013, Mr. Becker relocated from Omaha, Nebraska to Austin, Texas and Mr. Aniszewski relocated from Charlotte, North Carolina to Austin, Texas.

Grants of Plan-Based Awards

The table below sets forth information with respect to plan-based awards granted in 2013 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock (#)	Awards ($)(5)

Kerry W.	3/1/13(1)	300,000	500,000	700,000
Boekelheide	3/1/13(2)	—	125,000	—
	3/1/13(3)				—	42,660	—		302,459
	3/1/13(4)							23,997	234,691

Daniel P.	3/1/13(1)	300,000	500,000	700,000
Hansen	3/1/13(2)	—	125,000	—
	3/1/13(3)				—	85,321	—		604,926
	3/1/13(4)							47,993	469,372

Craig J.	3/1/13(1)	108,323	162,500	216,678
Aniszewski	3/1/13(2)	—	40,625	—
	3/1/13(3)				—	18,664	—		132,328
	3/1/13(4)							10,665	104,304

Stuart J. Becker	3/1/13(1)	162,500	243,750	325,000
	3/1/13(2)	—	60,938	—
	3/1/13(3)				—	31,995	—		226,845
	3/1/13(4)							18,664	182,534

Christopher R. Eng	3/1/13(1)	54,995	82,500	110,006
	3/1/13(2)	N/A	N/A	N/A
	3/1/13(3)				—	6,932	—		50,846
	3/1/13(4)							5,199	49,148

(1)         Represents the AFFO component of the incentive award granted in 2013 to each named executive officer under our 2011 Equity Incentive Plan.  The AFFO component of the incentive award was earned at the threshold level and was paid out in cash in April 2014, except as otherwise detailed below.  For more information, see “—Compensation Discussion and Analysis—Elements of 2013 Executive Compensation—2013 Incentive Awards.”

(2)         Represents the individual performance component of the incentive award granted in 2013 to each named executive officer under our 2011 Equity Incentive Plan.  The individual performance component provided only for a single payout if earned.  Mr. Eng did not formally participate in the individual performance component of the incentive awards, although the Compensation Committee had the ability to pay such a bonus amount at their discretion.  For more information, see “—Compensation Discussion and Analysis—Elements of 2013 Executive Compensation—2013 Incentive Awards.”

(3)         Represents performance-based restricted stock awards granted to our named executive officers on March 1, 2013 under our 2011 Equity Incentive Plan.  The performance-based restricted stock awards vest as follows:

•                  one-third of the shares vest on January 1, 2014 if our TSR for the one-year period commencing January 1, 2013 and ending December 31, 2013 equals or exceeds the return for the SNL U.S. REIT Hotel Index (the “Index”) for the comparable period;

•                  one-third of the shares vest on January 1, 2015 if the Company’s TSR for the one-year period commencing January 1, 2014 and ending December 31, 2014 equals or exceeds the return for the Index for the comparable period;

•                  one-third of the shares vest on January 1, 2016 if the Company’s TSR for the one-year period commencing January 1, 2015 and ending December 31, 2015 equals or exceeds the return for the Index for the comparable period;

•                  two-thirds of the shares (reduced by the number of shares that have already vested) vest on January 1, 2015 if the Company’s two-year cumulative TSR for the two-year period commencing January 1, 2013 and ending December 31, 2014 equals or exceeds the total return for the Index for the comparable period;

•                  all of the shares (reduced by the number of shares that have already vested) vest on January 1, 2016 if the Company’s three-year cumulative TSR for the three-year period commencing January 1, 2013 and ending December 31, 2015 equals or exceeds the total return for the Index for the comparable period;

•                  in the event of a Change in Control (as defined in the 2011 Equity Incentive Plan), all of the shares (reduced by the number of shares that have already vested) vest on the control change date if the Company’s TSR (based on the change in control price) for the period that begins on January 1st of the year in which the control change date occurs and ends on the control change date equals or exceeds the total return for the comparable period; and

•                  all of the shares (reduced by the number of shares that have already vested) vest on the date that the executive’s employment is terminated on account of the executive’s death, disability, termination without cause or voluntary termination for good reason.

Our TSR for the one-year period commencing January 1, 2013 and ending December 31, 2013 was -0.70% and  the return for the Index for the comparable period was 26.33%.   As a result, none of the 2013 performance-based restricted shares of common stock have vested.  For more information, see “—Compensation Discussion and Analysis—Elements of 2013 Executive Compensation—2013 Equity Incentives: Performance-Based Stock Awards.”

(4)         Represents time-based restricted stock awards granted to our named executive officers on March 1, 2013 under our 2011 Equity Incentive Plan.  The time-based restricted stock awards vest over a three year period as follows:

•                  25% of the shares of common stock covered by the time-based stock award vest on February 28, 2014;

•                  25% of the shares of common stock covered by the time-based stock award vest on February 28, 2015; and

•                  50% of the shares of common stock covered by the time-based stock award vest on February 28, 2016.

For more information, see “—Compensation Discussion and Analysis—Elements of 2013 Executive Compensation—2013 Equity Incentives: Time-Based Stock Awards.”

(5)         Represents the aggregate grant date fair value of the performance-based stock awards and the time-based stock awards granted to our named executive officers on March 1, 2013 under our 2011 Equity Incentive Plan.  The amounts have been computed in accordance with FASB ASC Topic 718.  For more information regarding our assumptions made in the valuation of these stock awards, see Note 2 and Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded to our named executive officers, are described above under “—Compensation Discussion and Analysis.”  In connection with the preparation of our 2013 Annual Report Form 10-K, management identified a deficiency in the design of our internal controls over financial reporting.  Although not directly specified in any named executive officer’s individual performance criteria under the 2013 incentive awards, the Compensation Committee, in its discretion, considered the existence of the deficiency in determining an appropriate 2013 cash incentive and accordingly, the payouts that Messrs. Boekelheide, Hansen and Becker would otherwise have been entitled were reduced by $100,000 each and they each received $25,000 under the individual performance component.  The Compensation Committee withheld $39,062 from Mr. Becker’s AFFO component payment and did not pay Mr. Becker under the individual performance component.  The Compensation Committee, at its discretion, took into consideration the impact of equity raises on actual 2013 AFFO when determining payouts to Messrs. Aniszewski and Eng under the AFFO component.  Mr. Aniszewski was paid $170,313 under the AFFO component and $40,625 under the individual performance component and Mr. Eng was paid $82,500 under the AFFO component.   In 2013, Mr. Eng did not participate in the individual performance component of the incentive awards granted to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kerry W. Boekelheide	225,600	150,400	9.75	2/13/21	42,313	380,817	70,134	631,206
Daniel P. Hansen	141,000	94,000	9.75	2/13/21	64,863	583,767	110,626	995,634
Craig J. Aniszewski	141,000	94,000	9.75	2/13/21	21,510	193,590	34,931	314,379
Stuart J. Becker	28,200	18,800	9.75	2/13/21	27,702	249,318	45,551	409,959
Christopher R. Eng	—	—	—	—	5,199	46,791	6,932	62,388

(1)         The closing sale price of our common stock on the NYSE on December 31, 2013 was $9.00.

Option Exercises and Stock Vested

During 2013, the named executive officers did not exercise any stock options that we granted to them upon completion of our IPO in February 2011. The following table sets forth information regarding the exercise of option awards and stock vesting during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kerry W. Boekelheide	—	—	9,158	82,422
Daniel P. Hansen	—	—	8,435	75,915
Craig J. Aniszewski	—	—	5,423	48,807
Stuart J. Becker	—	—	4,519	40,671

(1)         Reflects time-based restricted stock awards that vested on December 31, 2013.  On December 31, 2013, the closing sale price of our common stock on the NYSE was $9.00.

Employment Agreements

In February 2011, in connection with the completion of our initial public offering, we entered into employment agreements with our executive officers.  These employment agreements had terms of three years and expired in February 2014.  The Compensation Committee, with the assistance of counsel and FTI, is currently preparing new employment agreements which are expected to have terms generally consistent with the prior employment agreements and the compensation arrangements described above, including no provision for a gross-up of any parachute payment excise tax liability and a “double trigger” requirement for severance payments regardless of whether there has been a change of control.  We will file the new employment agreements, when completed and executed, in a Current Report on Form 8-K.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would have been entitled to receive under his employment or severance agreement upon termination of such executive’s employment in certain circumstances.  The employment and severance agreements that were in place on December 31, 2013 expired by their terms in February 2014 and we are in the process of negotiating new employment agreements with our named executive officers.  The amounts shown assume that such termination was effective as of December 31, 2013, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company.  In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not have been entitled to any of the amounts reflected in the table and, at December 31, 2013, would have only been entitled to the standard termination benefits provided under their employment agreements.

	Termination Without Cause or Voluntary Termination for Good Reason (No Change in Control)	Termination Without Cause or Voluntary Termination for Good Reason (Change in Control)	Death or Disability(1)
Kerry W. Boekelheide
Cash Severance Payment(2)	$3,025,000	$3,025,000	—
Medical/Welfare Benefits(3)	—	—	—
Acceleration of Equity Awards(4)	1,012,023	1,012,023	$1,012,023
Total(5)	$4,037,023	$4,037,023	$1,012,023
Daniel P. Hansen
Cash Severance Payment(2)	$3,025,000	$3,025,000	—
Medical/Welfare Benefits(3)	24,618	24,618	—
Acceleration of Equity Awards(4)	1,579,401	1,579,401	$1,579,401
Total(5)	$4,629,019	$4,629,019	$1,579,401
Craig J. Aniszewski
Cash Severance Payment(2)	$942,188	$1,185,938	—
Medical/Welfare Benefits(3)	16,466	16,466	—
Acceleration of Equity Awards(4)	507,969	507,969	$507,969
Total(5)	$1,466,623	$1,710,373	$507,969
Stuart J. Becker
Cash Severance Payment(2)	$976,563	$1,260,938	—
Medical/Welfare Benefits(3)	16,475	16,475	—
Acceleration of Equity Awards(4)	659,277	659,277	$659,277
Total(5)	$1,652,315	$1,936,690	$659,277
Christopher R. Eng
Cash Severance Payment(2)	$330,000	$577,500	—
Medical/Welfare Benefits(3)	—	—	—
Acceleration of Equity Awards(4)	109,179	109,179	$109,179
Total(5)	$439,179	$686,679	$109,179

(1)         A termination of the executive officer’s employment due to death or disability would have entitled the executive officer to benefits under our life insurance and disability insurance plans.  In addition, outstanding stock options that have not yet vested and outstanding stock awards that have not yet vested would immediately vest upon the executive officer’s termination of employment due to death or disability.

(2)         The amounts shown in this row do not include any accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan.  Those amounts would have been payable to our named executive officers upon any termination of their employment, including a termination with cause and a voluntary termination without good reason.

(3)         The amounts shown in this row are estimates of the cash payments that would have been made under the applicable employment or severance agreement based on the annual premiums to be paid by us for health care, life and disability insurance and other benefits expected to be provided to each executive officer.

(4)         In the event of a change in control, outstanding stock options that have not yet vested and stock awards that have not yet vested would generally become fully vested regardless of whether the executive’s employment is terminated.  In accordance with SEC guidance, the value of each option that is accelerated upon the triggering events shown in this table is equal to the spread between the exercise price and the per-share market price of the Company’s common stock on December 31, 2013.  On that date, the per-share market price of the Company’s common stock was less than the exercise price of each option.  Accordingly, no amount has been shown in the table for the accelerated vesting of these stock options.

(5)         The employment agreements with our named executive officers did not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code.  The employment agreements instead provided that the severance and any other payments or benefits that would have been treated as parachute payments under the Code would be reduced to the maximum amount that could be paid without an excise tax liability.  The parachute payments would not be reduced, however, if the executive would have received greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive).  The amounts shown in the table assume that the executive officer would have received the total or unreduced benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the compensation discussion and analysis appearing under the heading “Executive Compensation” of this proxy statement (“CD&A”) with management of the Company.  Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the Annual Meeting.

Compensation Committee of the Board:
Wayne W. Wielgus (Chair)
Thomas W. Storey
Bjorn R. L. Hanson
April 30, 2014

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, in accordance with the Audit Committee Charter.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.  In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and discussed and received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit.  The Audit Committee met four times in 2013 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of its quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting.  Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm for the year ended December 31, 2013, was in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate.  The Board has identified Bjorn R. L. Hanson as the “audit committee financial expert” within the meaning of the SEC rules.

Audit Committee of the Board:
Bjorn R. L. Hanson (Chair)
Thomas W. Storey
Wayne W. Wielgus
April 30, 2014

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF E&Y

On March 21, 2013, following a competitive process undertaken by the Audit Committee of the Board, the Audit Committee approved the dismissal of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm.  KPMG served as the Company’s independent registered public accounting firm from June 2010 through March 25, 2013.  See “—Change in Independent Registered Public Accounting Firm” below.

The Audit Committee of the Board selected the accounting firm of E&Y to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of E&Y for ratification by stockholders as a matter of good corporate practice.  E&Y has served as the Company’s independent registered public accounting firm since March 25, 2013.

A representative of E&Y is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.  We do not expect a representative of KPMG to be present at the Annual Meeting.

The Board recommends that you vote FOR Proposal No. 2.

Fee Disclosure

The following is a summary of the fees billed to the Company by KPMG and E&Y, the Company’s former and current independent registered public accounting firms for professional services rendered for the years ended December 31, 2013 and 2012.  No fees were paid for the year ended December 31, 2012 to E&Y, the Company’s current independent registered public accounting firm:

	Year Ended December 31, 2013	Year Ended December 31, 2012
KPMG:
Audit Fees	$430,507	$881,950
Audit-Related Fees	—	—
Tax Fees	$175,960	$225,960
All Other Fees	—	—
Total	$606,467	$1,107,910
E&Y:
Audit Fees	$746,467	—
Audit-Related Fees	$196,005	—
Tax Fees	$137,910	—
All Other Fees	—	—
Total	$1,080,382	—

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements, review of the interim consolidated financial statements, review of registration statements and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee.  The Audit Committee concluded that the provision of such services by KPMG and E&Y in 2013 were compatible with the maintenance of those firms’ independence in the conduct of their auditing functions.  All of the fees paid to KPMG and E&Y in 2012 and 2013 that are described above were approved by the Board.

The Audit Committee has considered whether, and has determined that, the provision by KPMG and E&Y of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining KPMG’s and E&Y’s independence from management and the Company.

Change in Independent Registered Public Accounting Firm

The Audit Committee completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2013. As a result of this process on March 21, 2013, the Audit Committee engaged E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and dismissed KPMG from that role.

KPMG’s reports on the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2012 and for the period from February 14, 2011 (commencement of operations) through December 31, 2011 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2012 and for the period from February 14, 2011 (commencement of operations) through December 31, 2011 and the subsequent interim period through March 21, 2013, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in its reports on the audited consolidated financial statements for such years, and (ii) no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided KPMG with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of KPMG’s letter dated March 27, 2013 was attached as Exhibit 16.1 to the Report.

Prior to the Audit Committee’s appointment of E&Y on March 21, 2013 to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, the Company engaged E&Y on February 7, 2013 to audit the combined balance sheets of the TVG Portfolio of Hotels as of December 31, 2012 and 2011, and the related combined statements of operations, owners’ deficit in hotels and cash flows for each of the three years ended December 31, 2012.  During the fiscal year ended December 31, 2012 and for the period from February 14, 2011 (commencement of operations) through December 31, 2011 and the subsequent interim period through March 21, 2013, the Company has not consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the audited consolidated financial statements, and no written report or oral advice was provided to the Company by E&Y that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure in this proxy statement.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal No. 3:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.  The Board and the Compensation Committee value the opinions of the Company’s stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The Company’s primary objective is to enhance stockholder value over time by generating strong risk-adjusted returns for our stockholders.

As described in more detail under “Compensation Discussion and Analysis,” our compensation program for our senior executives is designed to achieve this objective by rewarding performance and encouraging actions that drive success in our business objectives.

The Board recommends that you vote FOR Proposal No. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock, as of April 16, 2014, for each stockholder that is known by us to be the beneficial owner of more than five percent of our common stock based upon filings made with the SEC by such stockholders.  The percentages shown in this table have been calculated by us based on 85,555,856 shares of our common stock outstanding as of April 16, 2014.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned

The Vanguard Group, Inc.(2)	7,838,338	9.2%

Wellington Management Company, LLP(3)	7,216,990	8.4%

Nuveen Asset Management, LLC(4)	6,631,685	7.8%

Vanguard Specialized Funds—Vanguard REIT Index Fund(5)	5,492,649	6.4%

Blackrock, Inc.(6)	4,748,989	5.6%

(1)         The number of shares of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  The number of shares of our common stock held by the stockholders who filed statements of beneficial ownership pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D thereunder, as described in other footnotes to this table, is current as of the date of the filing of each such stockholder’s statement.

(2)         Based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) with the SEC on February 12, 2014.  Vanguard Group has sole voting power over 113,767 shares, sole dispositive power over 7,730,071 shares and shared dispositive power over 108,267 shares.  Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard Group, is the beneficial owner of 108,267 shares as a result of VFTC serving as investment manager of collective trust accounts.  Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 5,500 shares as a result of VIA serving as investment manager of Australian investment offerings.  Vanguard Group has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(3)         Based on a Schedule 13G filed by Wellington Management Group, LLP (“Wellington”) with the SEC on February 14, 2014.  Wellington has shared voting power over 5,007,318 shares and shared dispositive power over 7,216,990 shares.  Wellington has its principal business office at 280 Congress St., Boston, MA 02210.

(4)         Based on a Schedule 13G filed by Nuvenn Asset Management, LLC (“Nuveen”) with the SEC on February 12, 2014.  Nuveen had sole voting power over 6,631,685 shares and sole dispositive power over 6,631,685shares.  Nuveen has its principal business office at 333 W. Wacker Drive, Chicago, IL 60606.

(5)         Based on a Schedule 13G filed by Vanguard Specialized Funds — Vanguard REIT Index Fund (“Vanguard Funds”) with the SEC on February 4, 2014.  Vanguard Funds has sole voting power over 5,492,649 shares.  Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(6)         Based on a Schedule 13G filed by Blackrock, Inc. (“Blackrock”) with the SEC on January 30, 2013.  Blackrock had sole voting power over 4,544,175 shares and sole dispositive power over 4,748,989 shares.  Blackrock has its principal business office at 40 East 52nd Street, New York, New York 10022.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of April 16, 2014, for each of our named executive officers, each of our director/nominees and all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of All Shares(2)

Kerry W. Boekelheide(3)	1,765,915	2.1%

Daniel P. Hansen(4)	378,359	*

Craig J. Aniszewski(5)	218,128	*

Stuart J. Becker(6)	112,990	*

Christopher R. Eng(7)	12,631	*

Bjorn R. L. Hanson	12,629	*

Thomas W. Storey	34,061	*

Wayne W. Wielgus	37,129	*

All directors and executive officers as a group (8 persons)	2,571,842	3.0%

*Represents less than one percent.

(1)         Unless otherwise indicated in the following footnotes, each person has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person.  The address of each named person is c/o Summit Hotel Properties, Inc., 12600 Hill Country Boulevard, Suite R-100, Austin, Texas 78738.

(2)         Based on 85,555,856 shares of our common stock issued and outstanding as of April 16, 2014.  The total number of shares of our common stock outstanding used in calculating this percentage assumes that all shares of our common stock that each person has the right to acquire within 60 days of April 16, 2014 (pursuant to the exercise of stock options or upon the redemption of common units) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(3)     Includes (i) 225,600 shares of our common stock issuable upon the exercise of stock options granted to Mr. Boekelheide upon completion of our IPO and (ii) 106,448 unvested restricted shares of our common stock issued under our 2011 Equity Incentive Plan.

(4)         Includes (i) 141,000 shares of our common stock issuable upon the exercise of stock options granted to Mr. Hansen upon completion of our IPO and (ii) 163,491 unvested restricted shares of our common stock issued under our 2011 Equity Incentive Plan.

(5)         Includes (i) 141,000 shares of our common stock issuable upon the exercise of stock options granted to Mr. Aniszewski upon completion of our IPO and (iii) 53,775 unvested restricted shares of our common stock issued under our 2011 Equity Incentive Plan.

(6)         Includes (i) 28,200 shares of our common stock issuable upon the exercise of stock options granted to Mr. Becker upon completion of our IPO and (ii) 68,586 unvested restricted shares of our common stock issued under our 2011 Equity Incentive Plan.

(7)         Includes 10,831 unvested restricted shares of our common stock issued under our 2011 Equity Incentive Plan.

RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K.  This policy provides that the Nominating and Corporate Governance Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) our company or one of our subsidiaries will be a participant and (iii) a related person has a direct or indirect material interest.  A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.  The policy may deem certain interested transactions to be pre-approved.

Related Party Transactions

From May 2013 to December 31, 2013, Mr. Storey served as the President of Hospitality of Sonifi, a hotel industry technology company.  In 2013, the Company paid Sonifi approximately $764,000 in fees associated with interactive media and connectivity services in our hotels and we received from Sonifi approximately $26,000 in commissions from pay-per-view rentals in our hotels.

OTHER INFORMATION

Discretionary Voting Authority

We do not anticipate that any matter other than the proposals set out in this proxy statement will be raised at the Annual Meeting.  If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person who owns more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to our equity securities.  We prepare and file these reports on behalf of our directors and executive officers.  During 2013, all Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied.

Stockholder Proposals and Director Nominations for the 2015 Annual Meeting of Stockholders

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2015 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act.  To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than December 30, 2014 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  If we change the date of the 2015 Annual Meeting of Stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2015 Annual Meeting of Stockholders.  Proposals should be mailed to our Secretary at the following address:

Summit Hotel Properties, Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
Attention: Secretary

Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations

Stockholders who wish to nominate persons for election to the Board at the 2015 Annual Meeting of Stockholders or who wish to present a proposal at the 2015 Annual Meeting of Stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary no earlier than November 30, 2014 and no later than December 30, 2014 (provided, however, that if the 2015 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2015 Annual Meeting of Stockholders and no later than the 120th day prior to the date of the 2015 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting of Stockholders is first made).  The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws.  If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2015 Annual Meeting of Stockholders.  A stockholder’s written notice should be sent to our Secretary at the following address:

Summit Hotel Properties, Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
Attention: Secretary

Requests for Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the financial statement schedules, may be obtained at our website at www.shpreit.com.  If you would like to receive a complimentary copy of our Annual Report on Form 10-K, please submit a written request to:

Summit Hotel Properties, Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738
Attention: Investor Relations

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Eng
Vice President, General Counsel and Secretary

Austin, Texas

April 30, 2014

Appendix A

SUMMIT HOTEL PROPERTIES, INC.

Reconciliation of Net Income to Non-GAAP Measures — Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

Amounts in thousands, except per share amounts

(Unaudited)

Year ended December 31, 2013
NET INCOME (LOSS)	$5,897
Preferred dividends	(14,590)
Depreciation and amortization	53,144
Loss on impairment of assets	9,044
(Gain) loss on disposal of assets	(4,308)
Noncontrolling interest in joint venture	(316)
Adjustments related to joint venture	(315)
FFO	$48,556
Per common share	$0.66
Equity based compensation	2,124
Hotel property acquisition costs	1,886
Debt transaction costs	1,697
(Gain) loss on derivative	(2)
Interest expense related to prepayment penalties	—
Increase in deferred tax asset valuation allowance (1)	5,029
AFFO	$59,290
Per common share	$0.81
Weighted average diluted common shares (2)	73,241

(1) Represents a non-cash valuation allowance related to deferred tax assets resulting from net operating loss carry forwards.

(2) The Company includes the outstanding common units of limited partnership interest (“OP units”) in Summit Hotel OP, LP, the Company’s operating partnership, because the OP units are redeemable for cash or, at the Company’s election, shares of the Company’s common stock on a one-for-one basis.  At December 31, 2013, there were 811,425 OP units outstanding and included in weighted average diluted common shares.

A - 1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SUMMIT HOTEL PROPERTIES, INC. 12600 HILL COUNTRY BLVD R-100 AUSTIN TX, 78738 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 Kerry W. Boekelheide 02 Daniel P. Hansen 03 Bjorn R. L. Hanson 04 Thomas W. Storey 05 Wayne W. Wielgus The Board of Directors recommends you vote FOR proposals 2. and 3.. For Against Abstain 2. Ratify the appointment of ERNST & YOUNG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and 3. An advisory vote on executive compensation. NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] 0000203533_1 R1.0.0.51160 Date Signature (Joint Owners) Date

0000203533_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com . SUMMIT HOTEL PROPERTIES, INC. Annual Meeting of Stockholders June 16, 2014 3:00 PM CDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Daniel P. Hansen and Christopher R. Eng, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SUMMIT HOTEL PROPERTIES, INC. (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, CDT on June 16, 2014, at the Company’s principal executive offices located at 12600 Hill Country Blvd, R-100, Austin, TX 78738, and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side